EXHIBIT 3


                           STOCKHOLDER AGREEMENT


         THIS STOCKHOLDER AGREEMENT (the "AGREEMENT") is entered into as of December 15, 2000, by and between MATTSON TECHNOLOGY, INC., a Delaware corporation (the "COMPANY"), STEAG ELECTRONIC SYSTEMS AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("STOCKHOLDER") and BRAD MATTSON, an individual who is a director and the Chief Executive Officer of the Company ("MATTSON").

         A. On June 27, 2000, the Company and Stockholder entered into a Strategic Business Combination Agreement (the "COMBINATION AGREEMENT") pursuant to which, subject to satisfaction or waiver of the conditions therein, (i) Stockholder will sell and transfer 100% of the issued and outstanding capital stock or other equity ownership interests of certain wholly-owned subsidiaries of Stockholder to the Company, and (ii) the Company shall issue to Stockholder 11,850,000 shares of restricted common stock, par value $.001 per share ("COMMON Stock"), of the Company (the "STEAG TRANSACTION").

         B. Upon consummation of the STEAG Transaction, Stockholder will own approximately, 31.9% of all outstanding shares of Common Stock and Mattson will own 3,535,516 shares of Common Stock (or approximately 9.5% of all outstanding shares of Common Stock).

         C. On June 27, 2000, the Company, CFM Technologies, Inc., a Pennsylvania corporation ("CFM"), and M2C Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("M2C"), entered into an Agreement and Plan of Merger (the "CFM MERGER AGREEMENT") pursuant to which, subject to satisfaction or waiver of the conditions therein, and concurrently with the consummation of the STEAG Transaction,
(i) M2C will merge with and into CFM, resulting in CFM continuing as the surviving corporation and M2C ceasing to exist as a separate corporation (the "CFM MERGER") and (ii) the Company will issue approximately 4,100,000 shares of Common Stock to the stockholders of CFM and will assume outstanding CFM stock options in accordance with the CFM Merger Agreement.

         D. The parties believe that it is in the best interests of the Company, the Stockholder and Mattson to provide for certain rights and obligations of the parties with respect to various corporate matters.

         NOW THEREFORE, the parties hereto agree as follows:

         1. BOARD REPRESENTATION; EXECUTIVE STAFFING; NOMINATING COMMITTEE; VOTING ARRANGEMENTS.

             1.1 BOARD REPRESENTATION; EXECUTIVE STAFFING. Commencing on the Effective Date, during the term of this Agreement, the Board of Directors of the Company shall consist of seven (7) members, two of whom shall be designated by Stockholder (the "STOCKHOLDER REPRESENTATIVES"), one of whom shall be the Chief Executive Officer of the Company and, subject to
Section 1.1(b) below, the remaining four of whom shall be incumbent Independent Directors (as such term and certain other capitalized terms are defined in Section 8.11) as of the Effective Date, or successors, at least three of whom shall be Independent Directors, nominated in accordance with the Company's Bylaws, as amended from time to time (the "Bylaws").

                       (a) Effective as of the Effective Date (as defined in Section 7.1), the Company shall cause the authorized size of the Board of Directors to be increased to seven (7) members from five (5) members, and the Company shall cause two (2) persons designated by Stockholder as the initial Stockholder Representatives to be appointed to fill the two vacant seats so created. One such initial Stockholder Representative shall be Dr. Jochen Melchior, who shall be elected and appointed to the class of the Company's Board of Directors scheduled to be elected at the third (3rd) Annual Meeting of the Company's stockholders following the Closing (I.E., Class III). The other initial Stockholder Representative shall be Dr. Hans Betz , who shall be elected and appointed to the class of the Company's Board of Directors scheduled to be elected at the second (2nd) Annual Meeting of the Company's stockholders following the Closing (I.E., Class
II). If either Stockholder Representative or any successor thereto ceases to be a director of the Company at any time prior to the expiration of such Stockholder Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the Company shall cause a successor designated by Stockholder to be elected and appointed to fill the vacancy so created. The Company agrees that, at the request of Stockholder, as soon as practicable following such request, it will cooperate with Stockholder to attempt to remove any Stockholder Representative, to the extent permitted by Delaware law, and to take any action reasonably requested by Stockholder for that purpose including, without limitation, to call a stockholders meeting and hold such meeting as soon as practicable following such request. Stockholder Representatives who are not employees of the Company will receive the same benefits and compensation as other non-employee directors of the Company.

                       (b) To the extent required pursuant to the CFM Merger Agreement, effective as of the effective time of the CFM Merger, the Company may cause one person designated by CFM (the "CFM REPRESENTATIVE") to serve on the Company's Board of Directors as a member of Class III of the Board of Directors, in place of an incumbent Independent Director of the Company. If the CFM Representative ceases to be a director of the Company prior to the expiration of the CFM Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the vacancy so created shall be filled by the Company's Board of Directors, in accordance with the Company's Bylaws, with an Independent Director or other person unanimously approved by the Nominating Committee (as defined in Section 1.2).

                       (c) Effective as of the Effective Date, the members of the Company's Board of Directors other than the members elected and appointed pursuant to Section 1.1(a) and (b) herein shall be the Chief Executive Officer of the Company and the other incumbent directors of the Company as of such date.

                       (d) Effective as of the Effective Date, the Company shall cause: (i) Dr. Jochen Melchior, a Stockholder Representative, to serve as Chairman of the Board for a term of one (1) year, and (ii) Mattson to serve as Vice-Chairman of the Board and as Chief Executive Officer of the Company.

                       (e) Effective as of the Effective Date, the Company shall cause Dr. Ludger Viefhues to be named Chief Financial Officer of the Company for a term of one year, subject to removal by the Executive Staffing Committee (as defined below).

                       (f) Effective as of the Effective Date, the Board of Directors of the Company will establish an "Executive Staffing Committee," in accordance with the provisions set forth in the Bylaws with respect to the formation of committees of the Board of Directors, with members consisting of Dr. Jochen Melchior and Mattson and, if agreed by the Company and Stockholder, one additional representative of each of Stockholder and the Company. The Executive Staffing Committee will remain in place for one year following the Effective Date, and will be responsible during that period for making key personnel decisions (including the hiring and firing of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the general managers for divisions). One (1) Independent Director reasonably acceptable to Stockholder and the Company will be appointed as a tiebreaker member of the Executive Staffing Committee in the event the committee reaches deadlock on an issue or staffing decision.

                       (g) The Company will cause the nomination of the Stockholder Representatives for election as directors of the Company at each Annual Meeting of the Company's stockholders at which the term of an incumbent Stockholder Representative will expire, until the termination of this Agreement.

             1.2 NOMINATING COMMITTEE. Effective as of the Effective Date, the Company's Bylaws shall establish a nominating committee (the "NOMINATING COMMITTEE") to evaluate and propose nominees to serve as directors to succeed the CFM Representative or any Independent Director who leaves office, or to fill additional vacancies on the Board of Directors not otherwise provided for in Section 1.1(a) herein. During the term of this Agreement, the Nominating Committee shall be comprised of three (3) Board members, at least one of whom shall be a Stockholder Representative. For a period of three (3) years following the Effective Date, the Nominating Committee shall nominate only those nominees who have received the unanimous approval of the Nominating Committee members. The Bylaws will further provide that in the event the Nominating Committee fails to nominate a nominee within four (4) months after a Board seat becomes vacant, the Board of Directors may act to elect and appoint a nominee to fill the vacancy.

             1.3 ELECTION OF NOMINEES. Each of Stockholder and Mattson agrees to be present and voting and to affirmatively vote for the election of the nominees for director designated or nominated pursuant to Sections
1.1 and 1.2 herein, including without limitation, the Stockholder Representatives, at each meeting of the Company's stockholders at which directors are to be elected.

             1.4 INTERESTED PARTY TRANSACTIONS. In the event any proposed transaction between the Company, on the one hand, and Stockholder or any of its Affiliates, on the other hand, is submitted to the Company's stockholders for their approval, Stockholder agrees to vote its shares of Voting Stock with regard to such proposed transaction in the same proportion (for, against or abstain) as all shares of Voting Stock not owned by Stockholder and represented and voting at a stockholders' meeting are voted with regard to such proposed transaction; PROVIDED, that the foregoing shall not apply to a transaction among the Company and its stockholders generally or with respect to any transaction provided for in this Agreement including, without limitation, Stockholder's exercise of its rights under Section 3 hereto.

             1.5 AMENDMENT TO BYLAWS. Prior to or simultaneous with the Closing, the Company shall cause the Bylaws of the Company to be amended and restated in the form of EXHIBIT A hereto.

         2. STANDSTILL RESTRICTIONS ON FURTHER PURCHASES OF COMPANY STOCK.

             2.1 RESTRICTION ON ACQUISITION OF VOTING STOCK. Except with prior Disinterested Director Approval, except as otherwise provided in
Section 2.4 of this Agreement and except for any stock issuances by the Company in respect of any stock split, stock dividend, recapitalization or similar corporate transaction, or upon exercise of securities issued pursuant to rights distributed to holders of Common Stock generally, Stockholder shall not (and Stockholder shall not permit any of its majority-owned and controlled Affiliates to) acquire, either directly or indirectly, agree to acquire or make a tender or exchange offer to acquire any shares of Voting Stock of the Company; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to a transfer by Stockholder of all or any portion of the Voting Stock held by Stockholder to any of its Affiliates made in accordance with Section 4.5, or any transfer back to Stockholder pursuant to such Section 4.5.

             2.2 PARTICIPATION IN SOLICITATIONS. Except with prior Disinterested Director Approval, Stockholder shall not (and Stockholder shall not permit any of its majority-owned and controlled Affiliates to)
(i) "solicit" or in any way participate, directly or indirectly, in the "solicitation" of "proxies," as those terms are defined in Rule 14a-1 under the Exchange Act, in respect of any Voting Stock (provided, that Stockholder shall not be deemed to have violated the restrictions in this clause (i) by virtue of any action taken in connection with the election of directors pursuant to Section 1 above), (ii) make any public announcement in response or with respect to an Acquisition Proposal not solicited or approved by the Company's Board of Directors, (iii) deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock with any Person or "group" (as such term is defined under the Exchange Act) other than the Company or other entities within Stockholder's control group or (iv) form or join any "group" (as such term is defined under the Exchange Act) with any other Person other than entities within Stockholder's control group for the purpose of voting, holding, purchasing or disposing of Voting Stock or for the purpose of taking any of the actions set forth in this Section 2.2 or Section 2.1, above.

             2.3 SUSPENSION OF STANDSTILL RESTRICTIONS. The restrictions set forth in Sections 2.1 and 2.2 shall be suspended in the event that any Person or "group" (as such term is defined under the Exchange Act) (other than Stockholder, any Person who is then an Affiliate of Stockholder, or the Company), without the prior approval of the Board of Directors of the Company, (i) commences a tender offer for purposes of Rule 14d-2 promulgated under the Exchange Act, (ii) acquires shares of Voting Stock resulting in such Person or group having beneficial ownership of Voting Stock representing more than twenty percent (20%) of the then-outstanding Voting Stock of the Company or (iii) acquires shares of Voting Stock resulting in such Person or group having beneficial ownership of Voting Stock representing more than ten percent (10%) of the then-outstanding Voting Stock of the Company and commences or publicly announces its intention to seek to effect a Change of Control, whether through an Acquisition Transaction or otherwise. Upon the cessation of the event or events that lead to suspension of the restrictions in Sections 2.1 and 2.2 pursuant to this Section, those restrictions shall be reinstated in accordance with their terms unless this Agreement has been terminated in accordance with Section 7.2; provided however that, notwithstanding any provision of Section 2.1 or 2.2 to the contrary, Stockholder shall have no obligation to dispose of any Voting Stock that Stockholder has acquired or agreed to acquire, or to reverse, rescind, violate or breach (x) any contractual obligation Stockholder has undertaken, (y) any other commitment Stockholder has made, the reversal, rescission, violation or breach of which would have adverse consequences to Stockholder, or (z) any legal or regulatory requirement imposed on Stockholder, in each case during any suspension of Sections 2.1 and 2.2 pursuant to this Section.

             2.4 RIGHT TO MAINTAIN OWNERSHIP. Notwithstanding the provisions of Section 2.1 to the extent that Stockholder's percentage beneficial ownership is reduced as a result of any issuance of Voting Stock by the Company (an "ISSUANCE") for any reason whatsoever, Stockholder may purchase additional shares of Voting Stock in the open market or in privately negotiated transactions (to the extent Stockholder has not already exercised its rights pursuant to Section 3 below with respect to a particular Issuance) as required to maintain Stockholder's aggregate percentage beneficial ownership of the Company's outstanding Voting Stock on the Effective Date.

             2.5 NOTICE OF STOCKHOLDER POSITION. Upon written request from the Company, but not more than once each calendar quarter, a duly authorized officer of Stockholder will certify to the Company in writing the numbers and classes of shares of Voting Stock beneficially owned by Stockholder and its majority-owned and controlled Affiliates as of any record date or other date reasonably requested.

             2.6 NOTICE OF ISSUANCES BY THE COMPANY. The Company shall, as promptly as practicable, but not later than the date of Issuance, provide written notice to Stockholder of all Issuances of Voting Stock by the Company, other than issuances described under Section 3.4 (d) or (e), specifying the number of shares of Voting Stock being issued and the purchase price therefor; PROVIDED, that with respect to the foregoing Issuances of Voting Stock by the Company in amounts less than 1% of the shares of Voting Stock outstanding on such date, the Company may provide notice to Stockholder of such Issuances on a quarterly basis. Within fifteen days following the end of each fiscal quarter, the Company shall provide written notice to Stockholder of all Issuances of Voting Stock described under Section 3.4, (d), and (e), specifying the number of shares of Voting Stock so issued during the fiscal quarter.

             2.7 COMPANY REPURCHASES. Stockholder shall not be deemed to have violated its obligations under Section 2.1 by virtue of any increase in the aggregate percentage of outstanding Voting Stock of the Company beneficially owned by Stockholder and its Affiliates solely as a result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company's Affiliates that have the effect of reducing the number of shares of Voting Stock outstanding.

             2.8 TERMINATION. Notwithstanding any other provision in this Agreement, all rights and obligations of any party under this Section 2 shall terminate upon the earlier of (x) the fifth (5th) anniversary of the Closing regardless of whether such rights and obligations are suspended for any portion of such five-year period or (y) the termination of this Agreement pursuant to Section 7 hereof.

         3. STOCKHOLDER RIGHT TO PURCHASE ADDITIONAL COMPANY STOCK.

             3.1 RIGHT OF OFFER TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK. Prior to any sale or issuance by the Company of any shares of Voting Stock (other than a sale or issuance described in Section 3.4) (a "PROPOSED ISSUANCE"), the Company shall give Stockholder advanced written notice (the "NOTICE OF ISSUANCE") of the Proposed Issuance, setting forth the proposed price, quantity (which the Company may indicate is a fixed amount to be offered to third parties, subject to increase to make allowance for issuance to Stockholder) and other material terms and conditions under which the Company proposes to make such sale (the date such notice is received by Stockholder is hereinafter referred to in this Section 3.1 as the "NOTICE DATE"). Stockholder shall have the right, exercisable as hereinafter provided, to purchase its proportional share of such Voting Stock (as defined below) on terms which are at least as favorable to Stockholder as the terms on which the Company sells such Voting Stock to any other prospective investor. Stockholder shall have twenty (20) days after the Notice Date to notify the Company in writing that it elects to purchase some or all of its share of the Voting Stock so offered. If any material term of the Proposed Issuance is changed from those set forth in the Notice of Issuance, the Company shall give Stockholder prompt written notice (the "REVISED NOTICE OF ISSUANCE") of the revised terms of the Proposed Issuance setting forth the revised terms of the Proposed Issuance (the date such Revised Notice of Issuance is received by Stockholder is hereinafter referred to in this Section 3 as the "REVISED NOTICE DATE"). Stockholder shall have until the later of (x) five (5) days from the Revised Notice Date or (y) twenty (20) days from the original Notice Date to notify the Company in writing that it elects to purchase some or all of its share of the Voting Stock so offered. The proportional share amount of Voting Stock which Stockholder is entitled to acquire in the Proposed Issuance shall be equal to (i) the amount of Voting Stock proposed to be sold or issued by the Company in the Proposed Issuance (which the Company at its election may indicate to be a fixed amount to be offered to third parties, subject to increase to make allowance for sales to Stockholder) multiplied by (ii) a fraction calculated by dividing (A) the number of shares of Voting Stock owned by Stockholder as of the Notice Date by (B) the total number of shares of Voting Stock issued and outstanding as of the Notice Date.

             3.2 COMPANY SALE. If, within the later of twenty (20) days after the Notice Date or five (5) days after the latest Revised Notice Date, Stockholder does not notify the Company that it desires to purchase a portion of the Voting Stock proposed to be sold or issued by the Company in a Proposed Issuance, then the Company may, during a period of ninety (90) days following the end of such twenty (20) day period or five (5) day period, as the case may be, sell and issue such Voting Stock not otherwise purchased by Stockholder to other third parties at a price and upon terms and conditions no more favorable to such parties than those set forth in the Notice of Issuance.

             3.3 PURCHASE; PAYMENT. If Stockholder elects to purchase Voting Stock from the Company pursuant to this Section 3, Stockholder and the Company shall consummate the purchase and sale of such Voting Stock in the manner and on the terms and date of the closing of the Proposed Issuance as set forth in the Notice of Issuance or Revised Notice of Issuance, as the case may be or, if on a later date, the second (2nd) business day after all regulatory filings required for the consummation of such purchase have been obtained. Payment for such Voting Stock shall be by check (or wire transfer of immediately available funds to an account designated by the Company by written notice delivered to Stockholder not less than two (2) business days prior to the scheduled closing of such purchase) or, at Stockholder's election, to the extent practicable, such other form of consideration as set forth in the Notice of Issuance or Revised Notice of Issuance, as the case may be, against delivery of such Voting Stock at the executive offices of the Company at the time of the scheduled closing therefor. The Company shall take all such action as may reasonably be required by any regulatory authority in connection with the exercise by Stockholder of the right to purchase Voting Stock as set forth in this Section 3.

             3.4 LIMITATION. Stockholder's right to participate in a Proposed Issuance pursuant to this Section 3 shall not apply to the following sales and issuances of shares of Voting Stock by the Company on or after the date hereof:

                       (a) Voting Stock issued to employees, officers, directors and consultants pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Company;

                       (b) Voting Stock issued pursuant to or upon exercise or conversion of securities issued in connection with a merger, consolidation, share exchange, or other reorganization or business combination involving the Company, in which the Company is the acquiring corporation or stockholders of the Company immediately prior to such merger, consolidation or other reorganization or business combination own securities with a majority of the voting power of the resulting entity;

                       (c) Common Stock, in an amount up to 1.0% of the Company's outstanding Common Stock as of the date hereof, in the case of any single transaction, or 2.5% of the Company's outstanding Common Stock as of the date hereof, in the aggregate, issued pursuant to or upon exercise or conversion of securities issued in connection with (A) any equipment financing in an amount in excess of $10,000,000 or (B) any technology licensings, research or development agreements or asset acquisitions approved by the Company's Board of Directors;

                       (d) Common Stock issued upon exercise of securities issued pursuant to rights distributed to holders of Common Stock generally;

                       (e) Common Stock issued proportionately to all Stockholders in connection with any stock split, stock dividend or recapitalization of the Company; or

                       (f) Common Stock issued pursuant to the exercise of any stock options or warrants or any other rights to acquire shares of Common Stock outstanding on the Effective Date.

             3.5 TERMINATION. The right contained in this Section 3 shall terminate upon the earliest to occur of (i) the closing of any Acquisition Transaction that results in a Change of Control, (ii) the sale of all or substantially all of the Company's assets, or (iii) termination of this Agreement pursuant to Section 7 hereof.

         4. RESTRICTIONS ON TRANSFER OF VOTING STOCK BY STOCKHOLDER.

             4.1 LOCKUP PERIOD. For a period of one (1) year commencing upon the Effective Date ("LOCKUP PERIOD"), except with prior Disinterested Director Approval, Stockholder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Voting Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Voting Stock, whether any such transaction described in this section is to be settled by delivery of Voting Stock, in cash or otherwise; PROVIDED, HOWEVER, that Stockholder shall be permitted to transfer all or any portion of the Voting Stock to an Affiliate of Stockholder in accordance with
Section 4.5.

             4.2 PERMITTED TRANSFERS. Following the Lockup Period, Stockholder shall not, without first complying with its obligations under
Section 4.4 herein, sell or transfer, directly or indirectly, any shares of Voting Stock, except (i) pursuant to a bona fide public offering of Voting Stock registered under the Securities Act (which shall be structured and conducted through an underwriter or otherwise in a manner reasonably calculated not to result in the transfer of beneficial ownership of five percent (5%) or more of the total Voting Stock of the Company then outstanding to a single Person or group (other than a qualified institutional buyer, as defined in Rule 144A(a)(1), who is purchasing the securities for investment purposes)); (ii) pursuant to and in compliance with Rule 144 (but not pursuant to Rule 144A) under the Securities Act; or
(iii) to an Affiliate of Stockholder in accordance with Section 4.5.

             4.3 TRANSFERS SUBJECT TO COMPANY APPROVAL. Following the Lockup Period, except with Disinterested Director Approval, Stockholder shall not sell or transfer, directly or indirectly, more than 2,400,000 shares (as adjusted as a result of stock dividends, stock splits, recapitalizations and the like after the date of this Agreement) of Voting Stock in a transaction or series of related transactions to a single Person or "group" (as such term is defined under the Exchange Act), except (i) as provided in Section 4.2(i) through (iii); (ii) pursuant to an Acquisition Transaction that will result in a Change of Control and that has received Disinterested Director Approval or that has received approval by a majority of the stockholders of the Company excluding Stockholder; (iii) following the third (3rd) anniversary of the Effective Date; or (iv) during the suspension or following termination of the Voting Stock acquisition restrictions pursuant to Section 2.3(ii), in response to any tender or exchange offer made by another Person or group to purchase or exchange for cash or other consideration all outstanding Voting Stock of the Company.

             4.4 RIGHT OF FIRST REFUSAL ON PERMITTED SALES BY STOCKHOLDER.

                       (a) GENERAL. Prior to consummating any sale or transfer of any Voting Stock, except for sales or transfers described in
Section 4.2(i) through (iii), Stockholder shall give the Company the opportunity to purchase such Voting Stock in the following manner:

                            (i) Stockholder shall give notice (the
"TRANSFER NOTICE") to the Company in writing of such intention, specifying the names of the proposed purchasers or transferees, the securities proposed to be sold or transferred, the proposed price per share therefor (the "TRANSFER PRICE") and the other material terms upon which such disposition is proposed to be made.

                            (ii) The Company shall have the right,
exercisable by written notice given by the Company to Stockholder within twenty (20) days after receipt of such Transfer Notice, to agree to purchase all, but not less than all, of the securities specified in such Transfer Notice. The Company shall have the right to pay for such securities: (a) the same amount in cash per share, if the consideration to be paid by the third party consists of cash, or (b) to the extent the consideration to be paid by the third party does not consist of cash, consideration per share equivalent to that offered by the third party, or an amount of cash having equivalent value as determined, at the expense of the Company, by an investment banking firm mutually agreed to by the Company and Stockholder.

                            (iii) If the Company exercises its right of
first refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within ten
(10) days after the Company gives notice of such exercise, or, if later, upon the date on which the proposed transfer was to occur with the third party. Upon exercise by the Company of its right of first refusal, the Company and Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any approvals required in connection therewith. The Company may elect by notice in writing to Stockholder that, at the closing of such transaction, the shares be delivered to and payment made to Stockholder by a designee of the Company, provided that the Company shall remain liable for its obligations under this Section 4.4.

                            (iv) If the Company does not exercise its right
of first refusal hereunder within the time specified for such exercise, Stockholder shall be free, subject to the terms of Section 4.3 herein, during the period of one hundred and eighty (180) days following the expiration of such time for exercise, to sell the securities specified in such Transfer Notice on terms no less favorable to Stockholder than the terms specified in such Transfer Notice.

                       (b) NO ASSIGNMENT. The rights of first refusal provided by this Section 4.4 may not be assigned by the Company; provided, however, that the Company may provide that a purchase of Voting Stock will be made by a designee in accordance with Section 4.4(a)(iii).

             4.5 AFFILIATE TRANSFER; OBLIGATION TO TRANSFER BACK. As a condition to the permitted transfer of Voting Stock held by Stockholder to any Affiliate of Stockholder (each, an "Affiliate Holder"), such Affiliate Holder must agree to be bound by the terms and conditions of this Agreement and to hold such Voting Stock subject to all obligations and restrictions applicable to Stockholder, including Sections 1.3, 2, 4 and 5.11 hereof, in which event such Affiliate shall be entitled to share, jointly with Stockholder, the rights and benefits applicable to Stockholder under this Agreement. If any Affiliate Holder ceases to be an Affiliate of Stockholder, then not later than thirty (30) days following the date on which the control relationship ends between such Affiliate Holder and Stockholder, such Affiliate Holder shall transfer its Voting Stock to Stockholder or to an Affiliate of Stockholder, or otherwise transfer such Voting Stock in accordance with Section 4 of this Agreement.

             4.6 MERGER OF STOCKHOLDER. For avoidance of doubt, nothing in this Section 4 shall be deemed to prohibit a transfer of Voting Stock by operation of law to a successor entity as a result of a merger involving Stockholder.

         5. REGISTRATION RIGHTS.

             5.1 DEFINITIONS. For purposes of this Section 5:

                       (a) The terms "HOLDER" or "HOLDERS" means
Stockholder and/or any other person who shall subsequently own or have the right to acquire Registrable Securities or any assignee thereof in accordance with Section 5.10 hereof.

                       (b) The terms "REGISTER," "REGISTERED" and
"REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                       (c) The term "REGISTRABLE SECURITIES" means (i) any shares of Common Stock issued by the Company to Stockholder pursuant to the Combination Agreement or subsequently acquired by Stockholder in compliance with Section 3 of this Agreement; (ii) any and all shares of Common Stock issued or issuable upon exercise, conversion or exchange of equity securities acquired by Stockholder in compliance with Section 3; (iii) equity securities issued in lieu thereof in any reorganization; or (iv) equity securities issued in respect of the stock referred to in (i) or
(ii), above, as a result of a stock split, stock dividend, recapitalization or the like, excluding in all cases, however, any of the foregoing sold by a Holder pursuant to a registration statement, in a transaction pursuant to Rule 144 promulgated under the Securities Act, or in any other transaction in which registration rights are not transferred pursuant to this Section 5.

                       (d) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities.

             5.2 COMPANY REGISTRATION

                       (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act for sale after the Lockup Period in connection with a secondary offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock option, stock purchase or similar plan, or a registration relating solely to a transaction of the type described in Rule 145(a) under the Securities Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 8.3 of this Agreement, the Company shall, subject to the provisions of Section 5.2(b), include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, all of the Registrable Securities that each such Holder has requested to be registered.

                       (b) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under this Section 5.2 to include any Holder's securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. In the event that any registration pursuant to this Section 5.2 shall be, in whole or in part, an underwritten public offering of Registrable Securities, the number of shares of Registrable Securities of the Holders to be included in such an underwriting may be reduced (pro rata among the requesting Holders based upon the number of shares of Registrable Securities then outstanding that are owned by such Holders) if and to the extent that the managing underwriter advises the Company in writing that in its opinion such inclusion would materially adversely affect the marketing of the securities to be sold by the Company therein. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 5.2.

                       (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

             5.3 FORM S-3 DEMAND REGISTRATION.

                       (a) After the Lockup Period, Holders shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Holders); PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration: (i) with effectiveness prior to the end of the Lockup Period, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $5,000,000,
(iii) if the Company reasonably determines, following consultation with its outside counsel, that a Holder's sale of Registrable Securities pursuant to the registration statement would require disclosure of material information and such disclosure would be materially detrimental to the Company, but only for so long as such disclosure is required and would be materially detrimental; (iv) in a given twelve-month period, after the Company has effected one (1) such registration pursuant to this Section 5.3 in any such period; or (v) within sixty (60) days of the effective date of a Company registration statement of the type described in Section 5.2 involving an underwritten offering, or within one hundred twenty (120) days of the effective date of a registration statement in which the Holders shall have been entitled to participate pursuant to Section 5.2 hereto and in which there shall have been effectively registered all of the Registrable Securities as to which registration shall have been requested by the Holders, if any; PROVIDED; HOWEVER, that the Company may not postpone any registration pursuant to clause (iii) above for more than 60 days from the date of such request; and, PROVIDED, FURTHER that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.

                       (b) Following receipt of any notice from Holders initiating a request for registration in accordance with Section 5.3(a), the Company shall use its best efforts to register under the Act, for public sale in accordance with the method of disposition specified in such notice from Holders, the number of shares of Registrable Securities specified in such notice and in all notices received by the Company. If such method of disposition shall be an underwritten public offering, the Holders may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. If and to the extent the managing underwriter of any underwritten public offering conducted pursuant to this Section 5.3 advises the Company in writing that in its opinion the amount of securities requested to be included in such offering is sufficiently large to materially adversely affect the marketing of the securities to be sold by the stockholders therein, the amount of securities to be included in such offering by Persons other than the Holders shall be reduced.

                       (c) Subject to the provisions of Section 5.3(b) above, the Company shall be entitled to include in any registration statement referred to in this Section 5.3, for sale in accordance with the method of disposition specified by the requesting Holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Registrable Securities to be sold. Except for registration statements on Form S-4, Form S-8 or any successor forms thereto, the Company will not file with the Commission any other registration statement under the Act with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting Holders pursuant to this Section 5.3 until the completion of the period of distribution of the registration contemplated thereby.

             5.4 OBLIGATIONS OF THE COMPANY. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                       (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities within 45 days after receipt of requisite requests from Holders for registration and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

                       (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep the registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                       (c) furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities;

                       (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be requested by the Holders thereof, PROVIDED that (i) the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders;

                       (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

                       (f) promptly notify each Holder participating in the registration covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any Holder, within 5 days, prepare and furnish to such Holder so requesting a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, if the Company reasonably determines, following consultation with its outside counsel, that such a supplement or amendment would require disclosure of material information and such disclosure would be materially detrimental to the Company, then upon written notice to participating Holders to that effect, each Holder shall suspend any sales or trades of the Company's securities under any registration statement for so long as the Company determines such disclosure is required and materially detrimental, but in any case not longer than thirty (30) days immediately following such notice;

                       (g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or national market system on which similar securities issued by the Company are then listed or traded;

                       (h) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, (i) such representations and warranties to such Holder and the underwriters, if any, as is customary in primary underwritten offerings, (ii) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and
(iii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

                       (i) make available upon reasonable notice for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller of Registrable Securities or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with preparation and verification of such registration statement;

                       (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen
(18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

                       (k) take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities, including, without limitation, causing management of the Company to participate in "road show" presentations.

             For purposes of Sections 5.4(a) and 5.4(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Common Stock in any other registration shall be deemed to extend until the earlier of the sale of all Common Stock covered thereby or 120 days after the effective date thereof.

             5.5 PROVISION OF INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

             5.6 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 5.2 and 5.3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the participating Holders, shall be borne by the Company.

             5.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Agreement:

                       (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers and directors of each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

                       (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder from whom indemnification is sought (which consent shall not be unreasonably withheld or delayed); PROVIDED, that, in no event shall any indemnity under this Section 5.7(b) exceed the gross proceeds from the offering received by such Holder.

                       (c) Promptly after receipt by an indemnified party under this Section 5.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall only relieve such indemnifying party of any liability to the indemnified party under this Section 5.7 if and to the extent the indemnifying party is materially prejudiced by such omission, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.7. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing.

                       (d) In order to provide for just and equitable contributions in any case in which either (i) any Holder exercising registration rights under Sections 5.2 or 5.3 of this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 5.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 5.7 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 5.7; then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by such Holder and the relative fault of the Company and such Holder; PROVIDED, HOWEVER, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by such Holder shall be deemed to be in the same proportion as the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by such Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                       (e) The obligations of the Company and Holders under this Section 5.7 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to this Agreement, the termination of this Agreement pursuant to Section 7 hereof and otherwise.

             5.8 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                       (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                       (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                       (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration.

             5.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder; PROVIDED, that within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and PROVIDED, FURTHER, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. Any assignee or transferee asserting rights under this Agreement shall be deemed to have consented to the terms and conditions hereof. Notwithstanding the foregoing, Holders' rights to cause the Company to register their Registrable Securities and to keep information available, granted to them by the Company under this
Section 5, may be assigned (or assigned in part and retained in part) to one or more transferees or assignees who either (x) are Affiliates of Stockholder or (y) receive Registrable Securities which, upon full exercise and conversion, represent the right to obtain at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock dividends, stock split, recapitalizations and the like that occur after the date of this Agreement), PROVIDED, that (i) the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, and (ii) upon request by the Company, such permitted transferee or assignee executes a counterpart to Section 5 of this Agreement.

             5.10 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell, make short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities for a period of time, as agreed to by the Company and the underwriter not to exceed ninety (90) days, following the effective date of a registration statement of the Company filed under the Securities Act for an offering in which the Holder participates; PROVIDED, HOWEVER, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) except passive, outside investors enter into similar agreements.

             5.11 TERMINATION OF REGISTRATION RIGHTS. The Company's obligations pursuant to this Section 5 shall terminate as to any Holder of Registrable Securities when the Holder can sell all of such Holder's Registrable Securities pursuant to Rule 144(k) under the Securities Act and shall be suspended, but not terminated, during any three-month period in which such Holder is entitled to sell all shares issued or issuable to such Holder under Rule 144. This Section 5 shall expressly survive termination of this Agreement pursuant to Section 7 hereto.

             5.12 NO INCONSISTENT AGREEMENTS. The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholder and other Holders in this Section 5 or otherwise conflicts with the provisions of this Section 5. The Company represents and warrants to Stockholder that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any registration rights granted to any holders of the Company's securities.

             5.13 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of Stockholder, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights, other than registration rights which are no more favorable (in terms of rights and limitations) than those granted to Stockholder hereunder and under which the rights of such third party holder or prospective holder to include securities in such registration are subordinate to the right of Holders to include Registrable Securities therein; provided however that the Company may grant registration rights which are equivalent in priority to the registration rights granted hereunder to recipients of Voting Stock issued by the Company in connection with a transaction of the type described in Rule 145(a) under the Securities Act or a share exchange in which the Company is the acquiring corporation.

         6. NOTICE OF VOTING STOCK TRANSFERS BY MATTSON.

             6.1 GENERAL. Except as otherwise provided in Section 6.2, ten
(10) business days prior to any sale or transfer of, or entering into any agreement to sell or transfer, Voting Stock by Mattson (other than a sale or transfer that would satisfy section 4.2(i) or (ii) if such sale or transfer were made by Stockholder), Mattson shall provide Stockholder written notice stating: (i) the number of shares of Voting Stock to be sold or transferred; (ii) the name, address and relationship to Mattson, if any, of the purchaser or transferee; and (iii) the cash price or other consideration per share for which the Voting Stock is to be sold or transferred.

             6.2 EXCEPTIONS. Section 6.1 shall not apply to any of the following sales or transfers of Voting Stock by Mattson:

                       (a) any transfer to Mattson's spouse, lineal descendant or antecedent, father, mother, brother or sister, the adopted child or adopted grandchild of Mattson, or the spouse of any child, adopted child, grandchild or adopted grandchild of Mattson, or to a trust or trusts for the exclusive benefit of Mattson or his family members as described in this Section 6.2(a), transfers from Mattson by devise or descent, or transfers by way of any pledge by Mattson;

                       (b) any transfer pursuant to a bona fide loan transaction that creates a mere security interest; or

                       (c) sales or transfers not exceeding 100,000 shares in any single transaction or series of related transactions, or 200,000 shares in the aggregate in any twelve (12) month period.

         7. EFFECTIVENESS; TERMINATION.

             7.1 EFFECTIVENESS. This Agreement shall become effective upon the Closing of the STEAG Transaction as contemplated by the Combination Agreement (the "Effective Date") and prior thereto shall be of no force or effect. If the Combination Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

             7.2 TERMINATION. Except with respect to the rights and obligations set forth in Section 5 which by their terms expressly survive until terminated pursuant to Section 5.11 and the general provision set forth in Section 8, all rights, remedies, obligations and liabilities of the parties under this Agreement shall terminate upon the earliest to occur of:

                       (a) Stockholder's beneficial ownership of Voting Stock constituting less than twenty percent (20%) of the then-outstanding Voting Stock;

                       (b) Stockholder's beneficial ownership of fifty percent (50%) or more of the then-outstanding Voting Stock other than as a result of Stockholder's violation of Section 2 of this Agreement; or

                       (c) a material breach by the Company of any of its material obligations under this Agreement. Notwithstanding the foregoing, a good faith disagreement with respect to the Company's indemnification obligations under Section 5.7, or the failure by the Company to timely satisfy a notice or filing obligation under Sections 2.6, 3.1, 5.3, 5.4(a) or 5.8, if such notice or filing is ultimately made by the Company not more than thirty (30) days after the date prescribed therefor, shall not result in termination of the parties' rights, remedies, obligations and liabilities under this Section 7.2(c); provided, that nothing contained in this Section 7.2(c) shall limit any rights Stockholder may have to damages or other remedies, whether at law or in equity, as a result of any of the breaches described in this Section 7.2(c).

         8. MISCELLANEOUS.

             8.1 OTHER AGREEMENTS SUPERSEDED. This Agreement supersedes all prior agreements or understandings written or oral between the parties hereto, relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.

         8.2 AMENDMENT OR MODIFICATION; WAIVER. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party. Any waiver by any party of a breach of any provision of this Agreement on one occasion shall not operate as or be construed to be a waiver of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict compliance with that term or any other term of this Agreement.

         8.3 NOTICES. Any notice or other communication under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telecopy with receipt verified by printout of the transmitting machine (or otherwise confirmed in writing, in which case the notice shall be deemed given when such written confirmation is received):

                           (a) If to the Company:

                           Mattson Technology, Inc.
                           3550 West Warren Avenue
                           Fremont, California  94538
                           Attn:    Chief Executive Officer
                           Fax:     510-492-7052
                           Attn:    Chief Operating Officer
                           Fax:     510-492-7052

                           with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           400 Hamilton Avenue
                           Palo Alto, California 94301
                           Attn:  Bradley J. Rock, Esq.
                           Fax:  650-327-3699



                           (b) If to Stockholder:

                           STEAG Electronic Systems AG
                           Ruettenscheider Strasse 1-3
                           45128 Essen
                           Germany
                           Attn:    Chief Executive Officer
                           Fax:     011-49-201-801-6630
                           Attn:    General Counsel
                           Fax:     011-49-201-801-6684

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue
                           Palo Alto, CA  94301
                           Attn:    Marc R. Packer
                           Fax:  (650) 470-4570
                           Tel:  (650) 470-4500

                           (c) If to Brad Mattson:

                           Mr. Brad Mattson
                           c/o Mattson Technology, Inc.
                           Mattson Technology, Inc.
                           3550 West Warren Avenue
                           Fremont, California  94538
                           Fax:     510-492-7052


             8.4 LAW GOVERNING; CONSENT TO JURISDICTION; EQUITABLE RELIEF; ATTORNEYS' FEES.

                       (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                       (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (iv) waives any right to a trial by jury with respect to any claim, counterclaim, or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

                       (c) If any provisions of this Agreement is breached, the nonbreaching party shall be entitled without limiting any other remedy available at law or equity, to an injunction, specific performance or other forms of equitable relief. The nonbreaching party shall be entitled to recover the costs (including attorneys' fees) of enforcing its rights and the breaching party's obligations pursuant to this Agreement.

             8.5 SUCCESSORS; ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

             8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

             8.7 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over or against any party hereto.

             8.8 HEADINGS. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

             8.9 TRANSACTIONAL EXPENSES. Except as otherwise specifically provided herein, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement including, without limitation, the fees and expenses of its counsel, accountants and other advisors.

             8.10 SEVERABILITY. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

             8.11 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below:

                       (a) ACQUISITION PROPOSAL means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

                       (b) ACQUISITION TRANSACTION means any transaction or series of transactions involving:

                            (i) any merger, consolidation, reorganization,
share exchange, business combination, issuance of securities, recapitalization, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission) is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries or (iii) in which the Company or any of its Significant Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries;

                            (ii) any sale, lease, exchange, transfer,
exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any of its Significant Subsidiaries; or

                            (iii) any liquidation or dissolution of any of
the Company or any of its Significant Subsidiaries.

                       (c) AFFILIATE means any Person which controls, is controlled by or is under common control with, another Person. For purposes of this definition, "control" means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                       (d) BENEFICIAL OWNER, beneficially own, beneficial ownership and words of similar import have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

                       (e) CHANGE OF CONTROL means (i) the Company's sale of all or substantially all of its assets, (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding Voting Stock immediately prior to such transaction or series of related transactions holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction or (iii) any Person or group (other than Stockholder or any of its Affiliates) becomes the beneficial owner of more than fifty percent (50%) of the total voting power of the outstanding voting equity securities of the Company.

                       (f) CLOSING means the closing of the STEAG
Transaction contemplated by the Combination Agreement.

                       (g) COMMISSION means the Securities and Exchange Commission.

                       (h) COMMON STOCK means the common stock, par value $0.001 per share, of the Company.

                       (i) DISINTERESTED DIRECTOR means a director of the Company who is not a Stockholder Representative and who is not and has never been an officer, employee or paid consultant of Stockholder or any of its Affiliates.

                       (j) DISINTERESTED DIRECTOR APPROVAL means approval by the Board of Directors, which approval included votes to approve by a majority of all the Disinterested Directors, or a public recommendation to the stockholders of the Company approved by a majority of the Disinterested Directors.

                       (k) EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).

                       (l) INDEPENDENT DIRECTOR means any incumbent director of the Company as of the Effective Date other than Mattson, and any future director of the Company who is not and has never been an officer, employee or paid consultant of (i) Stockholder or any of its Affiliates or (ii) the Company or any of its Affiliates.

                       (m) PERSON means an individual, partnership, corporation, trust or unincorporated organization or any federal, state, local or foreign government or any political subdivision thereof
(including, without limitation, the executive and legislative branches thereof) or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

                       (n) SECURITIES ACT means the Securities Act of 1933, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).

                       (o) SUBSIDIARY means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

                       (p) VOTING STOCK means Common Stock, any securities convertible into or exchangeable for Common Stock or any other right or option to acquire Common Stock of the Company.



                         [SIGNATURE PAGE FOLLOWS.]


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                 MATTSON TECHNOLOGY, INC.


                                 By:/s/ Brad Mattson
                                    ----------------------------------------
                                        Brad Mattson, Chairman and
                                        Chief Executive Officer


                                 STEAG ELECTRONIC SYSTEMS AG


                                 By:/s/ Peter Lockowandt
                                    ----------------------------------------
                                    Dr. Peter Lockowandt, General Counsel



                                 By:/s/ Rolf Thaler
                                    ----------------------------------------
                                    Dr. Rolf Thaler, Chief Financial Officer


                                 BRAD MATTSON

                                    /s/ Brad Mattson
                                    ----------------------------------------


                                 EXHIBIT A



             SECOND AMENDED AND RESTATED BYLAWS OF THE COMPANY